Press Release #200902                                                                       June 22, 2009

Lexaria Corp. Announces Symbol Change and Stock Restructure.

Vancouver, BC—Lexaria Corp. (OTC BB: LXRA) (the "Company" or "Lexaria")

Lexaria Corp announces that effective the open of business June 23, 2009, Lexaria Corp will have a new OTCBB trading symbol of LXRP.

Also effective the opening of business June 23, 2009, Lexaria has effected a stock reverse split of 1 new share for 4 old shares. This will serve to reduce the number of shares issued and outstanding from the current quantity of 24,369,500 shares to a new issued and outstanding quantity of 6,092,375 shares.

The extraordinarily difficult market environment for financing ongoing operations , exploration and corporate expansion has convinced management that the share restructuring was necessary. The Company continues to build value through oil and gas operations and to that end is currently examining potential development drilling opportunities in its proven oil field, Belmont Lake.

About Lexaria Corp.

Lexaria Corp. is an oil & gas company active primarily in Mississippi, where it holds between 32% and 60% gross working interests in various gas and oil projects. Lexaria routinely evaluates additional oil & gas projects and corporate opportunities.

Contact:

Chris Bunka, 1-800-287-2885

www.lexariaenergy.com

Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.